Exhibit 10.2
SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of the 27th day of July, 2015 by and between Jesse Sutton (“Sutton”) and Majesco Entertainment Company, a Delaware corporation (the “Company”).

WHEREAS, Sutton is employed as the Chief Executive Officer of the Company pursuant to the Employment Agreement dated as of January 8, 2009, as amended (the “Sutton Employment Agreement”); and

        WHEREAS, the Company and Sutton desire to enter into this Agreement providing for (i) Sutton’s amicable resignation from the Company’s employment, (ii) to provide for a payment to Sutton for continued services as a consultant following termination in order to assure a smooth transition and (iii) to provide for the transfer to Sutton of all of the membership interests in Zift Interactive LLC a Nevada limited liability company (“Zift”) and wholly owned subsidiary of the Company which on the closing date of such transaction will own certain assets and have certain rights to distribute certain retail video games previously developed or in development,  and will assume certain liabilities of the Company relating to the Company’s retail sale of video games business and indemnify the Company therefore (the “Retail Business”) which assets and liabilities are set forth on Exhibits “A” and “B” attached hereto, as may be amended with the mutual agreement of the Company and Sutton1 (the “Zift Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.           Termination Date.  Sutton acknowledges that his last day of employment with the Company will be July 27, 2015, or such other later date mutually agreed upon between the Company and Sutton (the “Termination Date”). Sutton hereby resigns as the Company’s Chief Executive Officer.  Sutton further understands and agrees that, as of the Termination Date, he will be no longer authorized to conduct any business on behalf of the Company as an executive or to hold himself out as an officer of the Company or its subsidiaries (the “Subsidiaries”), except as otherwise provided herein.  Any and all positions and/or titles held by Sutton with the Company or any Subsidiaries of the Company will be deemed to have been resigned as of the Termination Date, except as otherwise provided herein.

2.           Severance Payment.  Provided that Sutton: continues to perform the consulting services to the Company heretofore provided the Company shall pay or provide to Sutton the following benefits:

(i)           Fifty (50%) percent of the Net Monthly Revenues generated by the Company from the Download Business (as defined below), but in no event more than $10,000  per month payable on or before the 15th day of the immediately succeeding month which payment shall be accompanied by a statement of Net Monthly Revenues for the prior month (the “Monthly Payment Amount”);

(ii)           The Company shall continue its contribution towards Sutton’s health care benefits on the same basis as immediately prior to the Termination Date, except as provided below, for twelve (12) months following the Termination Date.  During the period the Company provides Sutton with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in Sutton’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Sutton’s other payments.  Notwithstanding the foregoing, the Company shall not be required to provide any health care benefit otherwise receivable by Sutton if Sutton is eligible  to be covered by an equivalent benefit (at the same cost to Sutton, if any) for another source. Any such benefit made available to Sutton shall be reported to the Company; and

 1  To be completed within five business days.

(iii)           on the Termination Date, all restricted stock awards and/or stock option grants held by Sutton on the Termination Date shall, other than those grants made in December 2014 which shall remain subject to their applicable vesting provisions within the period following the Termination Date originally contemplated therein, as may be extended from time to time, vest in full provided that such awards and grants shall be subject to the following amendment: Sutton shall have a period of eighteen (18) months from the Termination Date to exercise any previously issued such stock options, but such eighteen (18) month period shall not extend the original expiration date of any such options.

Net Monthly Revenues shall be determined in good faith by the management of the Company but will be substantially calculated by subtracting monthly salaries of management, employees and consultants who are dedicated to the Download Business, operating expenses solely of the Download Business, including the costs associated with testing game development, royalty payments payable to third parties, cost of sales, rebates, returns and exchanges from gross monthly revenues generated from the Download Business, and an allocable share determined in the sole discretion of the chief accounting officer, of parent company general and administrative costs, including, legal, accounting, insurance, and public company costs.  In the event that Sutton disputes the calculation of Net Monthly Revenues, the Company’s independent certified public accountants shall make such calculation which shall be binding, absent manifest error.

  Sutton shall be responsible for the payment of all payroll taxes, Medicare and other taxes, and shall indemnify the Company with respect to the payment of all such amounts.  Except as otherwise set forth herein, Sutton will not be entitled to payment of any bonus, vacation or other incentive compensation.  Any tax, penalties or interest as a result thereof shall be the sole responsibility of Sutton who agrees to indemnify and hold harmless the Company with respect thereto

3.           Consulting Services.   From the period beginning on the Termination Date and ending twenty four (24) months thereafter (the “Term”), and as an ongoing condition of payment of the Monthly Payment amounts and other consideration provided for herein, Sutton agrees that he shall provide consulting and support services with respect to and in connection with the operation of the Company’s online and mobile downloadable digital games business, including new and existing titles (the “Download Business”), as reasonably requested by the Company (with no minimum time requirement to earn the Monthly Payment Amount) including, if requested, the promotion and management thereof and the introduction and launch of all new downloadable titles in process or developed in the future, and provide general business and consulting services to the Company to assist in all transitional needs and activities of the Company upon the reasonable request of the Company in support of management of the Company.

4.           Sutton’s Release.  In consideration for the payments and benefits described above and for other good and valuable consideration, Sutton hereby releases and forever discharges the Company and its Subsidiaries, as well as its affiliates and all of their respective directors, officers, employees, members, agents, and attorneys, of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever, in law or equity, known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have on account of his employment with the Company, the termination of his employment with the Company, and/or any other fact, matter, incident, claim, injury, event, circumstance, happening, occurrence, and/or thing of any kind or nature which arose or occurred prior to the date when he executes this Agreement, including, but not limited to, any and all claims for wrongful termination; breach of any implied or express employment contract; unpaid compensation of any kind;  breach of any fiduciary duty and/or duty of loyalty; breach of any implied covenant of good faith and fair dealing; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination, harassment; or retaliation based upon age, race, sex, gender, sexual orientation, marital status, religion, national origin, medical condition, disability, handicap, or otherwise; any and all claims arising under arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Equal Pay Act of 1963, as amended (“EPA”); the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended (“ADA”); the Family and Medical Leave Act, as amended (“FMLA”); the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Sarbanes-Oxley Act of 2002, as amended (“SOX”); the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”); and/or any other federal, state, or local law(s) or regulation(s); any and all claims for damages of any nature, including compensatory, general, special, or punitive; and any and all claims for costs, fees, or other expenses, including attorneys' fees, incurred in any of these matters (the “Release”).  The Company acknowledges, however, that Sutton does not release or waive any rights to contribution or indemnity under this Agreement to which he may otherwise be entitled.  The Company also acknowledges that Sutton does not release or waive any claims, and that he retains any rights he may have, to any vested 401(k) monies (if any) or benefits (if any), or any other benefit entitlement that is vested as of the Termination Date pursuant to the terms of any Company-sponsored benefit plan governed by ERISA.  Nothing contained herein shall release the Company from its obligations set forth in this Agreement or the Company’s obligation with respect to indemnification of Sutton as a former officer and/or director of the Company or for the advancement of expenses related thereto under applicable law.   Sutton hereby represents there are no known claims known or threatened against the Company, other than have been previously disclosed to the Company.

5.           Company Release.  In exchange for the consideration provided for in this Agreement, the Company, its subsidiaries and affiliates irrevocably and unconditionally releases Sutton of and from all claims, demands, causes of actions, suits, debts, fees and liabilities of any kind whatsoever, which it had, now has or may have against Sutton, as of the date of this Agreement,  in law or equity, known or unknown, asserted or unasserted by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter.  The Company represents that, as of the date of this Agreement, there are no known claims relating to Sutton.  The Company agrees to indemnify Sutton against any future claims to the extent permitted under the Company’s bylaws, certificate of incorporation and federal or state law.

6.           Confidential Information.  Sutton understands and acknowledges that during the course of his employment by the Company and during the Term of this Agreement, he had access to Confidential Information (as defined below) of the Company.  Sutton agrees that, at no time during the Term or a period of two (2) years immediately after the Term, will Sutton (a) use Confidential Information for any purpose other than in connection with services provided under this Agreement or in connection with the Retail Business or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, "Confidential Information" means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that "Confidential Information" shall not include any information that (i) has entered the public domain through no action or failure to act of Sutton; (ii) was already lawfully in Sutton's possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Sutton on a non-confidential basis from a third party who has the right to disclose such information to Sutton; or (iv) is ordered to be or otherwise required to be disclosed by Sutton by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

7.           Zift Transaction. Promptly upon the execution hereof the parties shall negotiate in good faith the agreements related to the Zift Transaction and the Zift Transaction shall be closed on or before July 31, 2015.  Sutton shall not pay any additional consideration in connection with the Zift Transaction. In connection with the Zift Transaction the Company shall grant to Zift an exclusive worldwide right to distribute the retail video games for a term of at least one year under all of the Company’s publishing licenses in exchange for a fee of 5% of the net revenue of such retail sales by Zift.  The assets of Zift shall include $800,000 in working capital in the form of cash of which $400,000 shall be on deposit with Zift on the closing date and the remaining $400,000 shall be funded by the Company to Zift in 12 equal consecutive monthly installments of $33,333.33 each month on the first day of each month commencing August 1, 2015 (the ‘Deferred Payments”).  The Company shall be indemnified against any assumed liabilities (See Exhibit B) and the Company shall have the full right and authority to withhold from the Deferred Payments, any and all assumed liabilities set forth on Exhibit B asserted against the Company (or any of its subsidiaries) at any time asserted against the Company, regardless of the merit or enforceability thereof.  Any such withheld payment shall be paid to Sutton if the claim is paid by Zift or the money is ultimately found not to be owed.

8.           Applicable Law and Dispute Resolution. Except as to matters preempted by ERISA or other laws of the United States of America, this Agreement shall be interpreted solely pursuant to the laws of the State of New York, exclusive of its conflicts of laws principles.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration (the “Administered Rules” or “Rules”) by three arbitrators, of whom each party shall designate one, with the third arbitrator to be appointed by CPR.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

9.           Non-Competition; Non-Solicitation; Non-Disparagement.

(i)           Non-Compete.  Sutton hereby covenants and agrees that Sutton will not, without the prior written consent of the Company, directly or indirectly, on her own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Section 8 (i) “Competing Business” means any mobile or digital downloadable gaming business and (ii) “Covered Area” means all geographical areas of the United States and  foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, Sutton may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

(ii)           Non-Solicitation and Non-Disparagement.  Sutton further agrees that Sutton will not divert any business of the Competing Business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ with respect to the Competing Business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates. Sutton and the Company each agree that he and it shall not malign, defame, blame, or otherwise disparage the other, either publicly or privately regarding the past or future business or personal affairs of Sutton, the Company or any other officer, director or employee of the Company.

10.           Voting of Securities.  During the Term, Sutton hereby agrees that at every meeting of the shareholders of the Company called, and at every adjournment or postponement thereof, Sutton shall, or shall cause the holder of record on any applicable record date to, include all shares of the Company’s common stock beneficially owned by Sutton in any computation for purposes of establishing a quorum at any such meeting and vote such shares beneficially owned by Sutton in favor of any matter submitted to the Company’s shareholders for approval by the Company’s Board of Directors.

11.           Entire Agreement. This Agreement may not be changed or altered, except by a writing signed by both parties. Until such time as this Agreement has been executed and subscribed by both parties hereto: (i) its terms and conditions and any discussions relating thereto, without any exception whatsoever, shall not be binding nor enforceable for any purpose upon any party; and (ii) no provision contained herein shall be construed as an inducement to act or to withhold an action, or be relied upon as such.  This Agreement constitutes an integrated, written contract, expressing the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, between the parties.

12.           Assignment.  Sutton and the Company has not assigned or transferred any claim he or it is releasing, nor has he purported to do so.  If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. This Agreement binds each parties  heirs, administrators, representatives, executors, successors, and assigns, and will insure to the benefit of all Released Parties and Sutton and their respective heirs, administrators, representatives, executors, successors, and assigns.

13.           Acknowledgement. Sutton acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (d) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; (e) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein; and (f) following his execution of this Agreement, he has seven (7) days in which to revoke his release and that, if he chooses not to so revoke, this Agreement shall become effective and enforceable on the eighth (8th) day following his execution of this Agreement (the “Effective Date”).  To revoke the Release, Sutton understands that he must give a written revocation to the Company, within the seven (7)-day period following the date of execution of this Agreement.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  If Sutton revokes the Release, this Agreement will not become effective or enforceable and Sutton acknowledges and agrees that he will not be entitled to any benefits hereunder, including in Section 2.

14.           Notices.                      For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid, (iii) by overnight courier, with acknowledged receipt, or (iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Section, and properly addressed as follows:

If to the Company:	Majesco Entertainment Company 404I-T Hadley Road S. Plainfield, NJ 07080 ATT: Trent Davis, Chairman Fax:

With a copy to:	Thomson Hine LLP 335 Madison Avenue 12th Floor New York, NY 10017 Fax: 212-344-6101

If to Sutton: Mr. Jesse Sutton	[_____]

With a copy to:	Wachtel Missry LLP One Dag Hammarskjold Plaze 885 Second Avenue New York, NY 10017 Att: Scott Lesser Fax: 212-909-9465

15.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

13.           Counsel Representation.   The Parties hereto further agree that this Agreement has been carefully read and fully understood by them.  Each Party hereby represents, warrants, and agrees that he was represented by counsel in connection with the Agreement, has had the opportunity to consult with counsel about the Agreement, has carefully read and considered the terms of this Agreement, and fully understands the same.  Sutton represents, warrants and acknowledges that he has retained independent counsel and that counsel to the Company does not represent Sutton.

IN WITNESS HEREOF, the parties hereby enter into this Agreement and affix their signatures as of the date first above written.

MAJESCO ENTERTAINMENT COMPANY

By: /s/ Mohit Bhansali
Name: Mohit Bhansali
Title: Director

/s/ Jesse Sutton
Jesse Sutton